Exhibit 10.19
AMENDMENT NO. 1
TO SECOND RESTATEMENT OF COAL SALES AGREEMENT

THIS AMENDMENT NO. 1 TO SECOND RESTATEMENT OF COAL SALES AGREEMENT (this "Amendment") is made as of January 21, 2011, by and between THE FALKIRK MINING COMPANY, a wholly-owned subsidiary of The North American Coal Corporation and an Ohio corporation qualified to do business in North Dakota ("Falkirk"), and GREAT RIVER ENERGY, a Minnesota cooperative corporation ("GRE").

WITNESSETH:

WHEREAS, Falkirk and GRE have entered into a Second Restatement of Coal Sales Agreement, dated as of January 1, 2007 (the "Coal Sales Agreement"); and

WHEREAS, Falkirk and GRE desire to amend the Coal Sales Agreement as hereinafter provided;

NOW, THEREFORE, it is agreed as follows:

1.	Section 1 of the Coal Sales Agreement is amended to add the following definitions at the end thereof:

"(v)    'Lignite Supply Agreement' shall mean each of: (i) that certain Lignite Supply Agreement to be entered into between GRE and ProjectCo A pursuant to which GRE will sell coal to ProjectCo A; and (ii) that certain Lignite Supply Agreement to be entered into between GRE and ProjectCo B pursuant to which GRE will sell coal to ProjectCo B.

(w)    'ProjectCo' shall mean each ofProjectCo A and ProjectCo B.

(x)    'ProjectCo A' shall mean North Dakota Refined Coal Project Company A LLC, a Delaware limited liability company.

(y)    'ProjectCo B' shall mean North Dakota Refined Coal Project Company B LLC, a Delaware limited liability company.

(z)    'Refined Coal Products' shall mean refined coal products made by the ProjectCos exclusively from coal purchased from GRE under the Lignite Supply Agreements, which coal GRE originally purchased from Falkirk under this Agreement.

(aa)    'Refined Coal Purchase Agreement' shall mean each of (i) that certain Refined Coal Purchase Agreement to be entered into between ProjectCo A and GRE pursuant to which GRE will purchase Refined Coal Products from ProjectCo A and (ii) that certain Refined Coal

Purchase Agreement to be entered into between ProjectCo B and GRE pursuant to which GRE will purchase Refined Coal Products from ProjectCo B."

2.	Section 2 of the Coal Sales Agreement is amended to add new Sections 2(e), 2(f), 2(g), and 2(h) at the end thereof which shall read as follows:

"(e)    Subject to the conditions in Section 2(f), Refined Coal Products sold by any ProjectCo to GRE and used by GRE only as fuel for the Coal Creek Station shall be deemed to be coal sold and delivered by Falkirk to GRE for purposes of the exclusivity requirements of Section 2(a).

(f)    Falkirk's agreements in Section 2(e) are subject to each of the following conditions, any of which may be waived by Falkirk in its sole discretion:

(i)
all coal sold by GRE to the ProjectCos for refining and sale to GRE for use at Coal Creek Station shall, subject to Section 2(b) of this Agreement, be purchased from Falkirk pursuant to this Agreement, and no coal from any other source shall be sold to any ProjectCo by GRE for such purpose (it being understood that GRE may sell coal to any ProjectCo from other sources solely for the purpose of supplying refined coal to facilities other than Coal Creek Station);

(ii)
the coal GRE sells to the ProjectCos from Falkirk shall, subject to Section 2(b) of this Agreement, after the ProjectCos refines such coal, meet the coal requirements of the Coal Creek Station (including all expansions and additions thereto) not satisfied directly from coal purchased from Falkirk under this Agreement;

(iii)
(iii) GRE shall, subject to Section 2(b) of this Agreement, purchase from the ProjectCos Refined Coal Products that meet the coal requirements of the Coal Creek Station (including all expansions and additions thereto) not satisfied directly from coal purchased from Falkirk under this Agreement; and, (iv) GREis not in default under this Agreement.

(g)    Without limiting GRE's obligations under Section 2(f) above, coal which is recovered and reclaimed by GRE pursuant to the Lignite Supply Agreements (after GRE has transferred title thereto to ProjectCos under the Lignite Supply Agreements but before the coal has completed the refining process) may be used by GRE at GRE's Spiritwood Cogeneration Station, near Jamestown, North Dakota or any other generating station which is permitted under Section 2(d) to use coal purchased hereunder.

(h)    Annually, on or before January 15 of each year during the term of this Agreement,

GRE shall deliver to Falkirk a certificate duly executed by a duly authorized officer of GRE certifying that, for the prior year, GRE has complied with each of its agreements in this Section 2 and each of the conditions in this Section 2 applicable to GRE continues to be met."

3.	Section 13 of the Coal Sales Agreement is amended to add the following as the new first sentence thereof:
"No waiver of any breach of any of the terms of this Agreement shall be effective unless such waiver is in writing and signed by the Party against whom such waiver is claimed."

4.    Section 1 and Section 2 of this Amendment shall terminate upon expiration of both Refined Coal Purchase Agreements (subject to any extension, renewal or replacement thereof; provided that prior to any extension, renewal or replacement of a Refined Coal Purchase Agreement, GRE shall, at the request of Falkirk, demonstrate to the reasonable satisfaction of Falkirk, that the terms of such extension, renewal or replacement will not conflict with GRE's obligations under clauses (i), (ii), or (iii) of Section 2(f) above). Notwithstanding the foregoing, GRE shall be obligated to deliver to Falkirk the officer's certificate contemplated by Section 2 of this Amendment in respect of the last year during which Section 2 is effective.

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IN WITNESS WHEREOF, the parties hereto, with the intent to be bound, have executed this Amendment as of the day and year first above written.

THE FALKIRK MINING COMPANY

By	/s/ Carroll Dewing
Its	President

Attest	/s/ Thomas A. Koza
Secretary

GREAT RIVER ENERGY

By	/s/ Larry L. Schmid
Larry L. Schmid
Its	Vice President and Chief Financial Officer

Attest	/s/ Eric J. Olson
Assistant Secretary